EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 5, 2008

among

TUMBLEWEED COMMUNICATIONS CORP.

AXWAY INC.

and

TORNADO ACQUISITION CORP.

TABLE OF CONTENTS

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- ii -

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Exhibit A                      Agreement of Guarantee of Sopra Group SA

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 5, 2008 among Tumbleweed Communications Corp., a Delaware corporation (the “Company”), Axway Inc., a Delaware corporation (“Parent”), and Tornado Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “Delaware Law”), as a result of which the Company shall become a wholly-owned subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company (the “Company Board”) are entering into Voting Agreements and irrevocable proxies (the “Voting Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.

(a)       As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Contract offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving (i) the purchase from the Company or any of its Subsidiaries by any Third Party of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company and its Subsidiaries on a consolidated basis, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company and its Subsidiaries on a consolidated basis, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (iii) other than in the ordinary course of business, any sale, transfer or disposition of fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries on a consolidated basis (measured by the greater of book or fair market value thereof) or (iv) any liquidation, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company; provided, however, that each reference to fifteen percent (15%) and eighty-five percent (85%) in clauses (i) and (ii) shall be changed to twenty percent (20%) and eighty percent (80%), respectively, with respect to any Third Party that, as of the date hereof, beneficially owns greater than ten percent (10%) of the total outstanding voting securities of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule or regulation enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon such Person.

“Bid” means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a Government Contract for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or in Paris, France are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008.

“Company Balance Sheet Date” means March 31, 2008.

“Company Bylaws” means the bylaws of the Company.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company IP” means all Intellectual Property Rights owned by the Company and / or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, circumstance or development (each, an “Effect”) that individually or in the aggregate and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants or agreements made by the Company in this Agreement, is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such Effect resulting from or arising out of (i) any adverse Effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Merger or the performance of any other obligation under this Agreement, (ii) changes in general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industry in which the Company and its Subsidiaries operate, (iii) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (iv) any changes (after the date hereof) in GAAP or Applicable Law, (v) any failure of the Company or any of its Subsidiaries to take any action as a result of Parent’s unreasonable refusal to grant its consent to such action pursuant to Section 6.1 hereof, (vi) any failure of the Company to meet internal or analysts’ expectations or projections as to revenue or earnings or otherwise (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure), or (vii) a decline in the price of the Company Common Stock or the Nasdaq generally (provided that such exclusion shall not apply to any underling Effect that may have caused such decline).

“Company Products” means all software and hardware products owned by the Company or any of its Subsidiaries.  The term “Company Products” shall not include Third Party software.

“Company Restricted Share” means a restricted share of Company Common Stock issued (or issuable under an outstanding deferred stock agreement) pursuant to any of the Company Stock Plans that remains unvested.

“Company Shares” shall mean the outstanding shares (each a “Company Share”) of Company Common Stock.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law governing (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, processing, distribution, handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) wetland protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such higher tier subcontractor, as appropriate.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof or (ii) any governmental body, agency,

authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all material licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Government Contract” means any prime contract or subcontract between the Company or any of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any higher tier subcontractor with respect to any contract described in clause (i) or (ii).

“Hazardous Substance” means (i) any substance that is regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “solid waste”, “pollutant”, “contaminant”, “toxic waste” or any other term of similar import under any Environmental Law, or (ii) any petroleum product or by-product, chemical, asbestos-containing material, polychlorinated biphenyls, radioactive materials, lead or lead-based paints or materials, toxic fungus or mold, mycotoxins or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, letter of credit, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property (other than trade payables and other current liabilities), (iv) amounts owing under any capitalized or synthetic leases or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person; provided, however, that Indebtedness shall not include any inter-company indebtedness between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries.

“Intellectual Property Rights” means all worldwide rights in (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iii) copyrights and rights in databases, whether or not registered, (iv) computer software, databases and documentation related to the foregoing, (v) trade secrets and (vi) all rights to any of the foregoing provided by bilateral or international treaties or conventions.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset (but excluding (i) licenses and other agreements related to Intellectual Property Rights which are not intended to secure an obligation, (ii) any obligation to accept returns of inventory and (iii) any obligation arising by reason of restrictions on transfer under federal, state and foreign securities laws).  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” means such documents or information shall have been (i) publicly filed with the SEC, (ii) posted in the electronic data room maintained by the Company and hosted by RR Donnelley Venue in connection with this Agreement and the transactions contemplated hereby, or (iii) provided separately to Parent or its Representatives, in either instance, no later than 5:00 p.m. Pacific time on the day immediately preceding the date hereof.

“Nasdaq” means The NASDAQ Global Market.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings or for which accruals or reserves have been established on the Company Balance Sheet and (iii) Liens (other than those securing Indebtedness) incurred in the ordinary course of business which do not materially interfere with any continued use of the property or assets to which such Lien relates.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,

audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel (but excluding ordinary course prosecution proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office and other IP registries).

“Registered IP” means all U.S., international and foreign (i) patents and patent applications, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, including intent-to-use applications, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments and (v) other Intellectual Property Rights that are the subject of an application or registration issued or filed with, any Governmental Authority, in the case of each of clauses (i)-(v) above, owned by or filed in the name of, the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written offer which did not arise from a breach of Section 6.4 hereof and which is an Acquisition Proposal made by a Third Party and which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, at least a majority of the outstanding voting securities of the Company or at least a majority of the consolidated assets of the Company and its Subsidiaries, in each case for consideration consisting exclusively of cash and / or publicly traded equity securities, and which Acquisition Proposal the Company Board determines by a majority vote, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Acquisition Proposal, including any breakup fees, expense reimbursement provisions and financing or other conditions to consummation, would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (after giving effect to any adjustments to the terms of this Agreement definitively proposed by Parent in response to such written offer) and is reasonably likely to be consummated on the terms proposed.

“Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than the Company and Parent or any of its Affiliates or Representatives.

“U.S. Government” means any United States Governmental Authority, including United States Government corporations and non-appropriate fund activities.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.4(a)
Agreement	Preamble
Antitrust Laws	8.1(d)
Board Recommendation	6.3(b)
Breakup Fee	11.4(b)
Certificates	2.4(a)
CFIUS	8.1(e)
CFIUS Approval	8.1(e)
Closing	2.1
Company	Preamble
Company Board	Recitals
Company Charter Documents	4.1
Company Employee Plan	4.16(a)
Company SEC Documents	4.7(a)
Company Securities	4.5(c)
Company Stock Option	2.6(a)
Company Stock Plans	2.6(a)
Company Subsidiary Securities	4.6(c)
Confidentiality Agreement	6.4(b)
Continuing Employees	7.2(a)
Delaware Law	Recitals
Dissenting Shares	2.5
Effective Time	2.2(a)
End Date	10.1(b)
Exchange Agent	2.4(a)
Exon-Florio	4.3
Export Approvals	4.26(a)
Foreign Competition Laws	4.3
Grant Date	4.5(d)
Indemnification Agreements	7.1(a)
Indemnified Person	7.1(a)
Insurance Policies	4.18
Joint Filing	8.1(e)
Leased Real Property	4.21(a)
Leases	4.21(a)
Material Contract	4.14(b)

Term	Section
Merger	Recitals
Merger Certificate	2.2(a)
Merger Consideration	2.3(a)
Merger Sub	Preamble
Necessary IP Rights	4.20(a)
Open Source Materials	4.20(h)
Parent	Preamble
Proxy Statement	4.9
Standard Outbound Contracts	4.20(e)
Stockholder Approval	4.2(a)
Stockholder Meeting	6.3(a)
Subsidiary Charter Documents	4.6(a)
Surviving Corporation	2.2(b)
Tax	4.15(h)
Taxing Authority	4.15(h)
Tax Return	4.15(h)
Triggering Event	10.1(f)
Uncertificated Shares	2.4(a)
Voting Agreements	Recitals

Section 1.2      Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a party’s “knowledge” are references to the actual knowledge (without independent inquiry or investigation) of the executive officers of that party; for the avoidance of doubt, these executive officers of the Company are: James P. Scullion, Timothy G. Conley, Taher Elgamal, Nicholas Hulse, Bernard J. Cassidy, Jorge Rodriguez and Joseph Fisher.

ARTICLE II

THE MERGER

Section 2.1      The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within one (1) Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article IX (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Heller, Ehrman LLP, 275 Middlefield Road, Menlo Park, California  94025, unless another place is agreed to by the parties hereto.

Section 2.2      The Merger.

(a)       As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger (the “Merger Certificate”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Merger Certificate is duly filed with the Delaware Secretary of State or at such later time as is specified in the Merger Certificate.

(b)       At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.3      Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)        except as otherwise provided in Sections 2.3(b), 2.3(c) or 2.5, each Company Share or Company Restricted Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.70 in cash, without interest (the “Merger Consideration”);

(b)       each Company Share or Company Restricted Share held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)       each Company Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.001 per share, of the

Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d)       each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and (in addition to shares referred to in Section 2.3(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.4      Surrender and Payment.

(a)       Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”).  Immediately prior to the Effective Time, Parent shall pay to the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares or Company Restricted Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)       Each holder of Company Shares or Company Restricted Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)       If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no further registration of transfers of Company Shares or Company Restricted Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)        Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 2.4(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares or Company Restricted Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares or Company Restricted Shares for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Shares or Company Restricted Shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares or Company Restricted Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)        Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 2.4(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.5      Dissenting Shares.  Notwithstanding Section 2.3, any Company Shares outstanding immediately prior to the Effective Time (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.6      Company Stock Options; Company Restricted Shares.

(a)       As of the Effective Time, by virtue of the Merger and without any action or payment being required on the part of the holders thereof, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) issued under any stock option stock or equity compensation plan or agreement (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be deemed to be one hundred percent (100%) vested and exercisable immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Parent shall, or shall cause Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Stock Options an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option and (ii) the number of unexercised Company Shares subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.7).  In the case of any issued Company Stock Option for which the per share exercise price is greater than or equal to the Merger Consideration, the amount to which the holder of such Company Stock Option shall be entitled at the Effective Time shall be $0.00 and, for the avoidance of doubt, such Company Stock Option shall be terminated for no consideration.  As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled.  The Company shall use all reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Stock Options necessary to ensure that, after the Effective Time, no person shall have any right under the Company Stock Plans, except as set forth herein.

(b)       As of the Effective Time, by virtue of the Merger and without any action or payment being required on the part of the holders thereof, each Company Restricted Share outstanding immediately prior to the Effective Time shall be, whether or not then vested,  deemed to be one hundred percent (100%) vested immediately prior to the Effective Time and converted into the right to receive Merger Consideration in accordance with Section 2.4.

Section 2.7      Withholding Rights.  Each of the Company, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold in respect of any payments made hereunder as may be required by applicable Tax law.  If the Company, Merger Sub, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Company, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.8      Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article II.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1      Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety so that such certificate of incorporation is identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i)

the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the sole incorporator shall be deleted.

Section 3.2      Bylaws.  The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.3      Directors and Officers.  From and after the Effective Time, except as otherwise duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.5, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1      Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  The Company has heretofore made available to Parent true, complete and correct, in all material respects, copies of the minutes that have been finalized containing the records of all proceedings, consents, actions and meetings of the Company Board and committees thereof and, if applicable, of the stockholders of the Company, since January 1, 2006 (excluding such minutes related to the potential sale of the Company), the charters of all committees of the Company Board, all codes of conduct, whistleblower policies or similar policies adopted by the Company Board.  The Company has made available to Parent a true and correct copy of the Company Certificate of Incorporation and Company Bylaws, each as amended to date (collectively, the “Company Charter Documents”).  Each such instrument is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 4.2      Corporate Authorization.

(a)        The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this

Agreement.  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)       At a meeting duly called and held, prior to the execution of this Agreement, the Company’s Board of Directors duly adopted resolutions by a unanimous vote of those directors in attendance (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement and the Merger be submitted to the Stockholder Meeting and (iv) making the Board Recommendation.

Section 4.3      Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with the Exon-Florio Amendment of the Defense Production Act of 1950, as amended (“Exon-Florio”) and any similar or analogous Applicable Law including the making of a Joint Filing (as that term is defined in Section 8.1(e) hereof), (v) the contractual consents set forth on Section 4.3 of the Company Disclosure Schedule and (vi) any actions or filings the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.4      Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries, or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

Section 4.5      Capitalization.

            (a)       The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company.  As of the close of business on June 3, 2008, (i) 53,099,926 Company Shares were issued and outstanding (of which an aggregate of 1,900,436 were Company Restricted Shares), (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 13,687,132 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 9,365,110 Company Shares were exercisable) and (iv) an aggregate of 7,713,499 Company Shares were reserved for settlement of authorized but unissued Company Stock Options.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, non-assessable and free of preemptive rights.

(b)       Section 4.5(b) of the Company Disclosure Schedule sets forth, as of the close of business on June 3, 2008, a complete and correct list of (i) all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the title and position of the holder, the grant date, the exercise price per share, the vesting schedule and expiration date of each such option, whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option and (ii) all outstanding Company Restricted Shares, including with respect to each such award, the title, position of the holder, the grant date and vesting schedule and whether a Section 83(b) election was taken under the Code (if available) with respect to such Company Restricted Share.  The Company Stock Plans listed on Section 4.5(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.  All Company Stock Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.6.

(c)       Except for changes since June 3, 2008 resulting from the exercise of Company Stock Options outstanding on such date and disclosed on Section 4.5(b) of the Company Disclosure Schedule or for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under Section 6.1(c), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements or other Contracts to acquire from the Company, or other obligations or commitments or other Contracts of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings or other Contracts to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) except as may be required by applicable securities laws and regulations, obligations or commitments or other Contracts of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments or other Contracts of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  No Company Securities are owned by any Subsidiary of the Company.

(d)       With respect to the Company Stock Options, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan and Applicable Law and (iv) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

Section 4.6      Subsidiaries.

(a)        Section 4.6(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization.  The Company has delivered or made available to Parent the certificate of incorporation and bylaws, or like organizational documents (collectively the “Subsidiary Charter Documents”), of each of its Subsidiaries.  Each such instrument is in full force and effect.  No Subsidiary is in violation of any of the provisions of its respective Subsidiary Charter Documents.

(b)       Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified, when taken together with all other such failures to be so qualified or in good standing, would not reasonably be expected to have a Company Material Adverse Effect.

(c)       All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements or other Contracts to acquire from the Company or any of its Subsidiaries, or other obligations or commitments or other Contracts of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or other Contracts or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations or other Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d)       Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

Section 4.7      SEC Filings and the Sarbanes-Oxley Act.

(a)       The Company has made available to Parent all of its reports, statements, schedules, registration statements and other documents required to be filed or furnished by the Company or any of its Subsidiaries with the SEC since December 31, 2005 (the documents referred to in this Section 4.7(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b)       As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)       As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)       The Company has made available to Parent true, correct and complete copies of all comment letters received by the Company and any of its Subsidiaries from the SEC since December 31, 2004 relating to the Company SEC Documents, together with all written responses of the Company and any of its Subsidiaries thereto.  As of the date hereof, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s knowledge, none of the Company SEC documents is the subject of ongoing SEC review.

(e)       Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and / or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.8      Financial Statements; Internal Controls.

(a)       The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject to normal year end adjustments, condensation or omission of certain information and footnote disclosure in the case of any unaudited interim financial statements).  As of the date hereof, the Company has no current intention to restate the financial statements included in, or incorporated by reference into, the Company SEC Documents.

(b)       The Company’s system of internal controls over financial reporting is sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2007.

(c)        The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(d)       The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(e)       The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.  The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act.  To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.9      Proxy Statement.  The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Stockholder Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholder Meeting which has become false or misleading.

Section 4.10    Absence of Certain Changes.  Since December 31, 2007, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have a Company Material Adverse Effect and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.1.

Section 4.11    No Undisclosed Material Liabilities.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)        liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b)        liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; and

(c)        liabilities or obligations incurred in the ordinary course of business consistent with past practice in amounts that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

Section 4.12    Litigation.

(a)       As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its stockholders or Representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that would reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

(b)        As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any Order against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party that would reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

Section 4.13    Compliance with Applicable Law and Orders.

(a)        The Company and each of its Subsidiaries is and, since December 31, 2005 has been, in compliance with all Applicable Laws and Orders, and the Company has not received a written notice of a material violation of, or a material liability or default under, any Applicable Law or Order, except such non-compliance, violations, liabilities or defaults that have not had and would not reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2006 until the date hereof (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Order.

(b)       Each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted, except where the failure to have such Governmental Authorizations has not had and would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.  There have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations, except where such defaults, violations or events have not had and would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

Section 4.14    Material Contracts.

(a)        Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound as of the date hereof:

(i)           (x) each of the twenty (20) largest Contracts between the Company or any of its Subsidiaries and an end-user customer for the license of Company Products (determined on the basis of aggregate license revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended March 31, 2008), (y) each of the twenty (20) largest Contracts between the Company or any of its Subsidiaries and a non-end user customer, including any customer that embeds one or more Company Product into one or more product of such customer for the license of Company Products (determined on the basis of aggregate license revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended March 31, 2008) and (z) each of the ten (10) largest Contracts between the Company or any of its Subsidiaries and a customer for the provision of services, including professional or consulting services, other than maintenance and support services provided solely in connection with licenses of Company Products (determined on the basis of aggregate revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended March 31, 2008);

(ii)           except for the Contracts disclosed in clause (i) above, each Contract that involves (x) license of Company Products, or (y) performance of services (including maintenance and support services) by the Company or any of its Subsidiaries, or (z) the marketing, resale, OEM, distribution or other similar arrangement of the Company Products, in each instance providing for annual payments to the Company or any of its Subsidiaries of $250,000 or more (determined on the basis of aggregate payments to the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended March 31, 2008);

(iii)           (x) each of the Contracts between the Company or any of its Subsidiaries and any licensor of Intellectual Property Rights that is material to the conduct of the Company and its Subsidiaries’ business, other than non-exclusive in-licenses for non-customized commercial off the shelf software that is generally available on standard terms, and (y) each of the ten (10) largest Contracts between the Company or any of its Subsidiaries and any supplier (other than a licensor), including any supplier of outsourcing or development services, to the Company or any of its Subsidiaries, taken as a whole (determined on the basis of aggregate payments made by the including supplier of outsourcing services over the four consecutive fiscal quarter period ended March 31, 2008);

(iv)          each Contract that contains any exclusivity or non-competition provisions (x) restricting the Company, any of its Subsidiaries or the Surviving Corporation from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or (y) which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(v)           each Contract that (x) grants any exclusive license, exclusive supply or exclusive distribution agreement or other material exclusive rights, (y) grants any “most favored nation” rights, rights of first refusal or other similar terms with respect to any product, service or material Intellectual Property Rights, or

(z) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given Third Party, or any other similar material provision;

(vi)          each lease or sublease of real property and each lease or sublease of personal property providing for annual payments of $250,000 or more to which the Company or any of its Subsidiaries is party as either lessor or lessee;

(vii)         each Contract relating to Indebtedness, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(viii)        each Contract creating or granting a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(ix)          each partnership, joint venture or other similar Contract or arrangement currently in effect (but excluding non-exclusive outbound or inbound partnering agreements (such as marketing, reselling, consulting, OEM and distributor agreements) entered into by the Company or any of its Subsidiaries in the ordinary course of business and Standard Outbound Contracts);

(x)           each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than offer letters for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xi)          each Contract pursuant to which the Company or its Subsidiaries has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, exclusive license or otherwise since December 31, 2004, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries); or

(xii)         except for the Contracts disclosed above, each Contract currently in effect and required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

(b)       Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule (each, a “Material Contract”) is in full force and effect and is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is or alleged to be in default or breach under the terms of any Material Contract in any respect which would permit the Company or any of its Subsidiaries, on the one hand, or any other party thereto, on the other hand, to terminate such Material Contract, including with notice or lapse of time or both.

Section 4.15    Taxes.

(a)        All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, has otherwise established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the Company Balance Sheet Date.  All liabilities for Taxes that arose since the Company Balance Sheet Date arose in the ordinary course of business.

(c)        As of the date hereof, (i) there is no Proceeding now pending with respect to the Company or any of its Subsidiaries in respect of any material Tax, or, to the knowledge of the Company, threatened in a writing received from a Governmental Authority and (ii) neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Authority that the Governmental Authority believes that the Company or any of its Subsidiaries was required to pay any material Tax that was not paid or file a material Tax Return that was not filed.

(d)       Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e)        Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) has any liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f)         Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution to which Section 355 of the Code is applicable.

(g)        Neither the Company nor any of its Subsidiaries have consummated or participated in, nor are currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, or 6111 of the Code.

(h)        “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group for a taxable period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or entity.  “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with any Taxing Authority with respect to Taxes, including information returns.

Section 4.16    Employee Benefit Plans.

(a)        Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan” (as defined in Section 3(3) of ERISA) as of the date hereof, each employment, severance, change-in-control or similar contract, plan, practice or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, loans, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) whether formal or informal, oral or written (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee of the Company or any of its Subsidiaries, and with respect to which the Company or any of its Subsidiaries has any liability (each, a “Company Employee Plan”).

(b)       With respect to each Company Employee Plan, the Company has provided or made available to Parent a complete and accurate copy of each Company Employee Plan and, to the extent applicable or in existence (i) the most recent IRS determination letter, (ii) any summary plan description, (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees, (iv)  the three most recent annual reports (Form 5500) filed with the IRS, and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other Governmental Authority, administrator, trustee, beneficiary and alternate payee relating to any Company Employee Plan; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

(c)        Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Section 412 of the Code or Title IV of ERISA, any non-U.S. defined benefit plan, or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.  Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to any multiemployer plan, as defined in Section 3(37) of ERISA.  No Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses and other items in the ordinary course) to executive officers (within the meaning of the Sarbanes-Oxley Act).

(d)        Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.

(e)        Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

(f)         There has been no amendment to, written interpretation of or announcement by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)        There is no Proceeding pending, or, to the knowledge of the Company, threatened, against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.  No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code that would reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

(h)        All contributions due from the Company or a Subsidiary with respect to any of the Company Employee Plans have been made or have been accrued on a timely basis on the Company’s or on a Subsidiary’s financial statements, in all material respects, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of the Company and its Subsidiaries after the Company Balance Sheet Date).  No Company Employee Plan shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(i)         Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholder, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), Applicable Law, vacation pay cash-outs or other arrangements governed by ERISA or (ii) except as contemplated in Section 2.6 of this Agreement, Company Employee Plan, any of the benefits of which will be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(j)         The Company has not established any compensation or benefit plan that is maintained or is required to be maintained or contributed to by the law, applicable custom or rule of the relevant jurisdiction outside the United States.

(k)        As of the date hereof, neither the Company nor any of its Subsidiaries has made any payments or is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or will give rise to an excise Tax pursuant to Section 4999 of the Code pursuant to the Merger or the transactions contemplated by this Agreement.

Section 4.17    Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union or organization.  None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary.  Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no actions, claims, grievances, labor disputes or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, including charges of unfair labor practices.  There is no activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries.  No lockout, strike, slowdown, work stoppage against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has there been any such occurrence for the past three years.

(b)        The Company has delivered or made available to Parent a true, correct and complete list of the names, positions and rates of compensation of all officers,

directors, consultants, independent contractors and employees of the Company and its Subsidiaries, showing each such person’s name, date of hire, position, work location, annual remuneration, status as exempt/non-exempt (for U.S. employees), country of citizenship (for non-U.S. employees) bonus and fringe benefits for the current fiscal year.

(c)        The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law and contracts relating to employment, including without limitation legal requirements relating to employment practices, anti-discrimination, immigration, wages, hours, overtime pay, meal and rest periods and occupational health and safety laws and regulations.  The Company has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state or local laws.  All Persons providing services to the Company have been properly classified as employees or independent contractors, as applicable, for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.

(d)        To the Company’s knowledge, no employee or consultant of the Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others.  To the Company’s knowledge, the employment of any employee or consultant by the Company does not subject it to any liability to any Third Party.

(e)        As of the date hereof, there are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any current or former employees or independent contractors.  The Company has no material liabilities under COBRA with respect to former employees or qualifying beneficiaries thereunder.

(f)         The Company and each of its Subsidiaries have withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, and are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or Liabilities for employees or independent contractors (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case as would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

(g)        Within the past two years through the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability under the Workers Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(h)        Any Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder.

Section 4.18    Insurance Policies.  Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”) that are in full force and effect, true, correct and complete copies of which have been made available to Parent.  There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds.  The Company does not have any knowledge of any threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

Section 4.19    Environmental Matters.  Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)        neither the Company nor its Subsidiaries has received (i) any written notice alleging that any of them has not complied with applicable Environmental Laws or (ii) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law and, to the knowledge of the Company, no such written notice, demand, claim or request is threatened by any Governmental Authority or other Person arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(b)        as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any investigations, proceedings, orders, decrees or injunctions by or issued by any Governmental Authority or is subject to any indemnity agreement with any Third Party relating to liability under any Environmental Law;

(c)        the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations required by Environmental Law; and

(d)        Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on or from any of the properties or facilities currently owned or leased by the Company or its Subsidiaries, or, to the knowledge of the Company, from facilities formerly owned or leased by the Company or its Subsidiaries, that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries, or reasonably be expected to require remediation or reporting by the Company or any of its Subsidiaries, under any Environmental Laws.

Section 4.20     Intellectual Property.

            (a)        The Company owns or otherwise holds the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its

Subsidiaries as currently conducted (the “Necessary IP Rights”), except where the failure to own or hold such rights would not reasonably be expected to have a Company Material Adverse Effect.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not (i) encumber or extinguish any Necessary IP Rights, (ii) result in the creation of any Lien with respect to any Company IP, (iii) result in the loss or impairment of Company IP or payment of any additional amounts (other than amounts payable by the Company and its Subsidiaries in the ordinary course) nor require the consent of any Third Party in respect of the Company’s or any of its Subsidiary’s right to own, use or hold for use any of the Company IP, or (iv) result in the Company or any of its Subsidiaries being required to procure from Parent or any of Parent’s Subsidiaries a license to or covenant not to assert Parent’s Intellectual Property, except in each case under subsections (i) through (iv) of this Section 4.20(a) where such encumbrance or result would not reasonably be expected to have a Company Material Adverse Effect.

(b)       To the knowledge of the Company, as of the date hereof, there are no Proceedings arising from alleged infringement or misappropriation of any Intellectual Property Rights of any Person by the Company or its Subsidiaries.  During the two (2) year period preceding the date hereof, neither the Company nor its Subsidiaries has received written notice from any Third Party alleging infringement of Third Party Intellectual Property rights or requesting that Company or its Subsidiaries purchase a license to Third Party Intellectual Property Rights to avoid a claim of infringement of such Intellectual Property Rights.

(c)        The Company IP is free and clear of any Lien, other than outbound licenses granted by the Company or any of its Subsidiaries in the ordinary course, and there are no restrictions on the transfer of the Necessary IP Rights, the Company IP or the Company Products or on offering the Company’s or any of its Subsidiary’s services, including any restrictions that would impair in any respect Parent’s ability to operate the business immediately after the Effective Time as a result of the transactions contemplated by this Agreement, except with respect to such restrictions as would not reasonably be expected to have a Material Adverse Effect.

(d)        Section 4.20(d)(i) of the Company Disclosure Schedule contains a true and complete list in all material respects of all Registered IP and Section 4.20(d)(ii) of the Company Disclosure Schedule contains a true and complete list in all material respects of all material unregistered trademarks used by the Company or any of its Subsidiaries in offering Company Products or services, if any, in each case as of the date of this Agreement.  To the knowledge of the Company, all Registered IP (other than applications therefor) is valid, enforceable and subsisting. The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Company IP, including requiring current executive officers and current employees that have or have had a material role in the development of the Company Products, services and material Company IP to execute confidentiality and intellectual property assignment agreements.

(e)        With respect to Contracts relating to Intellectual Property Rights, (i) Section 4.20(e)(i) of the Company Disclosure Schedule, lists all Contracts pursuant to which the Company or any of its Subsidiaries is currently licensed or otherwise has acquired the right to use material Third Party Intellectual Property Rights (excluding non-exclusive, generally commercially available, off-the-shelf software programs) including without limitation (A) material Third Party Intellectual Property Rights in computer software programs that are incorporated into or bundled by the Company or any of its Subsidiaries with any of the Company Products and (B) rights granted by Third Parties to market, resell or distribute the products, technology or services of any Third Party, and (ii) Section 4.20(e)(ii) of the Company Disclosure Schedule lists all Contracts pursuant to which Company or any of its Subsidiaries has granted any Third Party rights under or to any Company Products or services other than pursuant to or substantially in the form of Company’s standard outbound form Contracts (“Standard Outbound Contracts”) and pursuant to which the Company or any of its Subsidiaries received license revenues exceeding $250,000 (determined on the basis of aggregate payments to the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended March 31, 2008).  The Company has provided Parent with copies of its form of Standard Outbound Contracts.

(f)         Section 4.20(f) of the Company Disclosure Schedule contains a true and complete list of all current versions of Company Products.

(g)        Except with respect to source code escrow agreements with Third Party escrow agents in effect as of the date hereof, Third Party contractors and consultants working on behalf of Company or its Subsidiaries while being subject to written confidentially obligations that prohibit unauthorized use or distribution of the proprietary source code of the Company or any of its Subsidiaries or as disclosed in Section 4.20(g) of the Company Disclosure Schedule, no Company source code (excluding Open Source Materials) included in any Company Products has been delivered, licensed, or is subject to any source code escrow obligation by the Company or its Subsidiaries to a Third Party, and neither the Company nor any of its Subsidiaries is under any contractual obligation to disclose or deliver to any Third Party any Company source code (excluding Open Source Materials) included in any Company Products or used to provide services to the customers of the Company or any of its Subsidiaries.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement alone will not result in or cause a release from escrow or other disclosure or delivery to any Third Party of any such source code that is a material part of the Company Products or that has been used to provide services to the customers of the Company or any of its Subsidiaries.

(h)        The Company and its Subsidiaries have used commercially reasonable efforts to  (i) identify Open Source Materials (as defined below) and (ii) to avoid the unauthorized use of Open Source Materials in Company Products.  Section 4.20(h) of the Company Disclosure Schedule sets forth a list describing the Open Source Materials used by the Company and its Subsidiaries in any Company Product and the applicable licenses or website address at which such license is available.  Neither the Company nor its Subsidiaries is required to disclose or distribute in source code form any material Company IP into which such Open Source Materials has been incorporated or to make the Company Products available for free as the result of having incorporated any Open Source Materials into such Company Products, except as where such disclosure or distribution of Company IP would not reasonably be expected to have a Material Adverse Effect.  “Open Source Materials” means all computer software or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and Mozilla Public License (MPL).

(i)         All commercially-released, non-evaluation versions of Company Products are free of  (i) any material critical defects, including without limitation any material critical error or material critical omission in the processing of any transactions (excluding errors and bugs identified by the Company in the ordinary course of improving, updating and enhancing its software) and (ii) any material disabling codes or instructions and any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such product or data or other software of users (excluding software keys and other devices intended to prevent such unauthorized access that have been incorporated by the Company or any of its Subsidiaries into a Company Product or are otherwise offered to customers in conjunction with the sale or license of a Company Product in the ordinary course) except as would not reasonably be expected to have a Company Material Adverse Effect.  The Company Products licensed and delivered and all services provided by the Company and its Subsidiaries conform in all material respects with all applicable material contractual commitments, including express warranties extended by the Company and the Company’s published specifications for the Company Products except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.21     Properties.

(a)        Neither the Company nor any of its Subsidiaries owns any real property.  Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed or subleased (collectively, the “Leases”).  Each Lease is in full force and effect, valid and binding, and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except for such failures to be in full force or effect or valid, binding and enforceable that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.  There is not any existing material breach, default or event of default (or event which with notice or lapse of time or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, any Third Party under any of the Leases.  No parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property.  The Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries.

(b)        The Company and its Subsidiaries have legal and valid title to, or, in the case of leased properties, a valid and enforceable leasehold interest in, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, including all the tangible personal properties and assets reflected in the Company Balance Sheet, except for such imperfections of title, if any, which would not reasonably be expected to have a Company Material Adverse Effect.  All such tangible personal properties and assets are free and clear of all Liens, except for Permitted Liens or for such Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

Section 4.22     Interested Party Transactions.  (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Employee Plan listed on Section 4.16(a) of the Company Disclosure Schedule) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the Company’s outstanding common stock, or director or executive officer of the Company and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23     Certain Business Practices.  Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company and its directors) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

Section 4.24     Finders’ Fees.  Except for Deutsche Bank Securities Inc., a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.25     Opinion of Financial Advisor.  The Company has received the opinion of Deutsche Bank Securities Inc., financial advisor to the Company, dated as of the date hereof, to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to such holders.

Section 4.26     Export Control Laws.  Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has for the last five (5) years conducted its export and related transactions in compliance with (i) all applicable U.S. export, re-export, and anti-boycott controls, including the United States Export Administration Act and Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in other countries in which the Company and / or each of its Subsidiary conducts business.  Without limiting the foregoing, except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)        The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations and declarations from any Governmental Authority required in connection with (i) the export and re-export of products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b)       The Company and each of its Subsidiaries is in material compliance with the terms of all applicable Export Approvals.

(c)        As of the date hereof, there are no pending or, to the Company’s knowledge, threatened material claims against the Company or any of its Subsidiaries with respect to noncompliance with Export Approvals.

(d)        Section 4.26 of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s and each of its Subsidiaries’ products, services, software and technologies.

Section 4.27    Government Contracts.

(a)        Except where the following matters have not had or would not be reasonably expected to have a Company Material Adverse Effect, to the knowledge of the Company, with respect to Executory Government Contracts or outstanding Bids to which the Company or any of its Subsidiaries is a party (i) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid, (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid, (iii) the Company and each of its Subsidiaries has complied in all material respects with all representations and certifications executed, acknowledged or set forth in such Government Contract or Bid, (iv) as of the date hereof, the U.S. Government has not notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any statute, rule, regulation certification, representation, clause, provision or requirement pertaining to such Government Contract or Bid, and (v) as of the date hereof, no termination for default has been received by the Company, and no cure notice or show cause notice has been received by the Company and not resolved or cured pertaining to such Government Contract or Bid.

(b)        To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to its performance under any material Government Contract or Bid, (ii) neither the Company nor any of its Subsidiaries has made a Voluntary Disclosure pursuant to the

Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to its performance under any material Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) or (ii) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost, except the imposition of which would not be reasonably expected to have a Company Material Adverse Effect.

(c)        Neither the Company, nor any of its Subsidiaries is (or at any time during the last three years has been) suspended or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting.  Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract.

Section 4.28     State Takeover Statutes.  Except for Section 203 of the Delaware Law, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Parent or Merger Sub, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent represents and warrants to the Company that:

Section 5.1       Corporate Existence and Power.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers required to carry on its business as now conducted.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.2       Corporate Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.3       Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any Foreign Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with Exon-Florio and any similar or analogous Applicable Law, including the making of a Joint Filing (as that term is defined in Section 8.1(e) hereof), (v) required under any contractual consents and (vi) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4       Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii) and (ii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5       Information Provided.  The information to be supplied by or on behalf of Parent specifically for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholder Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholder Meeting which has become false or misleading.  If at any time prior to the Stockholder Meeting any fact or event relating to Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

Section 5.6       Company Securities.  Neither Parent nor any of its Subsidiaries owns any Company Securities.

Section 5.7       Litigation.  There is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.  Neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.8       Financing.  Parent currently has sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Sub to consummate the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.1       Conduct of the Company.  Except for matters contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its assets and business organization, (ii) maintain in effect all of its material Governmental Authorizations, (iii) keep available the services of its present officers and employees and (iv) maintain satisfactory relationships with its material customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it.  Without limiting the generality of the foregoing, except for matters (A) contemplated by this Agreement, including the matters set forth under Section 6.4, (B) set forth on Section 6.1 of the Company Disclosure Schedule, or (C)  required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a)        amend the Company Charter Documents or other comparable charter or organizational documents (whether by merger, consolidation or otherwise) of any of its Subsidiaries;

(b)        (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued in accordance with clauses (A)

and (B) of Section 6.1(c)(i)), (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, other than repurchases of Company Restricted Shares to the extent required to be repurchased pursuant to the terms of the relevant Company Restricted Share award as of the date hereof, at no greater cost than the lower of cost or the then-current fair market value of Company Common Stock, (v) take any action that would result in any default under, any material Indebtedness of the Company or any of its Subsidiaries, or (vi) adopt or enter into any “shareholder rights plan” or similar anti-takeover agreement or plan;

(c)        (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement, and only if and to the extent required by and in accordance with the applicable terms as in effect on the date of this Agreement, (B) grants of Company Stock Options or Company Restricted Shares to existing and newly hired employees in the ordinary course of business consistent with past practice for no more than an aggregate of  264,000 Company Stock Options and 435,000 Company Restricted Shares or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)        incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1,097,230 in the aggregate, of which $365,230 will be allocated solely for tenant improvements (and related soft costs) to the Company’s facility located at 1600 Seaport Boulevard, Redwood City, California  94063 which tenant improvements (and related soft costs) will be reimbursed by the Third Party lessor of such facility;

(f)         enter into any joint venture or material partnership or other similar arrangement;

(g)        acquire (i) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other assets other than assets acquired in the ordinary course of business consistent with past practice;

(h)        sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its assets or properties which are material individually or in the aggregate to the business of the Company and its Subsidiaries taken as a whole except (i) sales of inventory in the ordinary course of business consistent with past practice or immaterial equipment no longer used in the business of the Company and its Subsidiaries taken as a whole, (ii) any Lien incurred in the course of financing ordinary course payables consistent with past practice, (iii) any non-exclusive license or sales of Company Products, in each case in the ordinary course of business consistent with past practice, and (iv) pursuant to existing Contracts as in effect on the date hereof;

(i)         transfer or license to any Person any rights to any Intellectual Property, or acquire or license from any Person any Third Party Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business consistent with past practice, or transfer or provide a copy of any material Company-proprietary source code included in the Company Products to any Person other than in the ordinary course of business consistent with past practice or pursuant to a source code escrow agreement with an escrow holder entered into by the Company in the ordinary course of business consistent with past practice pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the date hereof that have been made available by the Company to Parent;

(j)         (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (A) increases in connection with promotions of non-executive officer employees in the ordinary course of business, (B) annual merit increases in base salaries of non-executive officer employees in the ordinary course of business or (C) increases required under Applicable Law or existing Company Employee Plans, in the case of (A) and (B) in accordance with the Company’s operating budget approved by the Company Board on January 31, 2008 which has been made available to Parent, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except to the extent required under Applicable Law or Contract or existing Company Employee Plans, (iii) establish, adopt, or enter into any Company Employee Plan (other than offer letters using the Company’s standard, unmodified form of offer letter which provides for “at will” employment without severance, acceleration or post-termination benefits) or collective bargaining or works council agreement, or amend (except as required by Applicable Law or would not reasonably be expected to materially increase any benefit payable thereunder individually or in the aggregate or any administrative expense thereof) any Company Employee Plan or collective bargaining agreement except as required under Applicable Law, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation of benefits under any Company Employee Plan, (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and / or termination of employment, (vi) hire any employees at the vice-president level or above, or enter into, amend or extend the term of, any employment or consulting Contract with any officer, employee, consultant or independent contractor (except that the Company may enter into (x) offer letters with new employees using the Company’s standard, unmodified form of offer letter which provides for “at will” employment without severance, acceleration or post-termination benefits and (y) consulting Contracts in the ordinary course of business consistent with past practice), or (vii) grant or pay, or enter into any Contract providing for the granting of any severance or termination pay, or the acceleration of vesting or other benefits, to any Person, except payments made, or the acceleration of vesting or other benefits provided for, pursuant to written Contracts or plans outstanding on the date hereof, including, without limitation, the Company’s stock option plans or the Company’s general employment policies and procedures as currently in effect;

(k)        effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

(l)         make any loans, advances or capital contributions (other than travel and business expense advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) to, or investments in, any other Person, other than inter-company loans, advances or capital contributions among the Company and any of its Subsidiaries in the ordinary course of business consistent with past practice, or forgive or discharge in whole or in part any outstanding loans or advances or otherwise modify any loan previously granted;

(m)       cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(n)        agree to any exclusivity, non-competition or similar provision or covenant (A) restricting the Company or any of its Subsidiaries from competing or otherwise engaging in any line of business, market or geographic or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), (B) granting most favored nation pricing, exclusive sales, distribution, marking or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and / or terms to any Third Party, (C) otherwise limiting the right of the Company, any of its Subsidiaries or the Surviving Corporation to sell, distribute or manufacture any Company Products, to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services, (D) limiting the right of the Company or any of its Subsidiaries to solicit suppliers or customers, (E) restricting the right of the Company or any of its Subsidiaries to use or enforce any material Company IP (other than non-disclosure agreements, non-exclusive licenses for Company patents and Contracts for the provision of Company Products, in each instance entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or (F) regarding the delivery of unreleased Company software (other than ordinary course maintenance upgrades);

(o)        fail to file with the appropriate Governmental Authorities all material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date, or fail to pay or remit (or cause to be paid or remitted) any material Taxes due in respect of such Tax Returns;

(p)        change any election in respect of Taxes, change any accounting method in respect of Taxes or file any material amendment to a Tax Return;

(q)        institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority, except in the ordinary course of business;

(r)        dispose of, transfer, permit to lapse or abandon any material Intellectual Property or material Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than Representatives of Parent, any Trade Secrets, and other than in the ordinary course of business consistent with past practice;

(s)        change accounting methods or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable, taking or making an impairment charge on or against any assets, in each case otherwise than in the ordinary course of business) except in each case as required by GAAP as concurred with by its independent auditors and after notice to Parent;

(t)         enter into any Contract for the purchase, sale, disposition or lease of any real property other than the renewal of current leases on substantially similar terms;

(u)        enter into any operating lease involving payments in excess of $100,000 in the aggregate per annum;

(v)        accelerate the payment or discharge of any Contract in excess of $50,000 other than pursuant to the terms of such Contract or in the ordinary course of business consistent with past practice;

(w)       cancel or terminate or amend, in any material respect, or enter into any material insurance policy other than the renewal of existing Insurance Policies with an existing or alternate underwriter consistent with past practice;

(x)        enter into any Contract or transaction in which any officer, director, employee, agent or, to the knowledge of the Company, any shareholder of the Company, to the extent such Person has an interest under circumstances that, if entered into immediately prior to the date of this Agreement, would require that such Contract be listed on Section 4.22 of the Company Disclosure Schedule; or

(y)        authorize, resolve, commit or agree to take any of the foregoing actions.

Section 6.2       Proxy Statement.

(a)        As promptly as reasonably practicable after the execution of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement.  The Company shall respond to any comments from the SEC and shall use all reasonable efforts to file the definitive Proxy Statement as reasonably practicable after such filing.  The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff, and / or mailing to stockholders of the Company, such amendment or supplement.  The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the

SEC, and shall provide Parent with a copy of all such filings made with the SEC.  The Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time.

Section 6.3       Stockholders Meeting.

(a)        The Company, acting through the Company Board, shall take all action necessary in accordance with the Delaware Law and the Company Charter Documents to call, hold and convene a meeting of the Company stockholders (the “Stockholder Meeting”) to be held as promptly as reasonably practicable following the date of this Agreement and in any event will use commercially reasonable efforts (to the extent permissible under Applicable Law) to cause the Stockholder Meeting to be convened within forty-five (45) days after the mailing of the Proxy Statement to Company stockholders.  Subject to Section 6.4(b), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby, and shall take all other action required by the Delaware Law, all other Applicable Law and the applicable rules and regulations of Nasdaq to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholder Meeting after consultation with Parent to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholder Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting.  The Company shall ensure that the Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholder Meeting are solicited in compliance with the Delaware Law, the Company Charter Documents and the applicable rules and regulations of Nasdaq.

(b)        Except to the extent expressly permitted by Section 6.4(b),  (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended by the unanimous approval of all directors present at a duly called meeting held prior to the execution of this Agreement that the Company’s stockholders vote in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby at the Stockholder Meeting (the “Board Recommendation”) and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement, the approval of the Merger and the other transactions contemplated hereby.

Section 6.4       No Solicitation.

            (a)        Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary and Affiliate, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.4(b), (i) solicit, initiate, seek, support or knowingly induce any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that constitutes, or could reasonably lead to, an Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal.  Subject to Section 6.4(b) and Section 6.4(c), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub the Board Recommendation, or recommend an Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within ten (10) Business Days after the commencement of such offer (any of the foregoing, an “Adverse Recommendation Change”).  The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to or on the date hereof with respect to any Acquisition Proposal.

(b)        Notwithstanding the foregoing, prior to but not after the time the vote is taken with respect to the adoption of this Agreement at the Stockholder Meeting, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a Acquisition Proposal in writing that the Company Board reasonably believes, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidential Disclosure Agreement effective as of September 10, 2007 between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall not include any provision for any exclusive right to negotiate with such Third Party or having the actual effect of restricting the Company from fulfilling its obligations under this Agreement, (iii) following receipt of such Acquisition Proposal, make an Adverse Recommendation Change; provided, that, immediately prior to the adoption of a resolution to make an Adverse Recommendation Change, the Company Board has determined after considering the advice of its outside legal counsel and of a financial advisor of a nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal and / or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii), only if (A) such Superior Proposal shall not have arisen from a material breach of the provisions of this Section 6.4 or was not otherwise submitted as a result of a violation of this Section 6.4, (B) the Company shall have complied with its obligations under this Section 6.4 and (C) the Company

Board determines by a majority vote, after considering the advice of outside legal counsel to the Company, that it is necessary or appropriate to take such action to comply with its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal.  The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of the Section 6.4(b) unless the Company shall have first complied with the provisions of Section 6.4(c) hereof and delivered to Parent a prior written notice advising that it intends to take such action.

(c)        The Company shall notify Parent promptly, but in no event later than the earlier of (x) the second Business Day, or (y) forty-eight (48) hours, after receipt by the Company or any of its Subsidiaries (or any of their respective Representatives), of any Acquisition Proposal or any inquiry (including any request for non-public information) that constitutes or could reasonably be expected to lead to an Acquisition Proposal as well as the identity of the Third Party making any such Acquisition Proposal and the price and material terms and conditions communicated with respect to such Acquisition Proposal.  The Company shall provide such notice in writing.  The Company shall keep Parent informed, as promptly as practicable, of the status and details of any such Acquisition Proposal and provide Parent as promptly as practicable, but in no event later than the earlier of (x) the second Business Day or (y) forty-eight (48) hours after receipt by the Company, a copy of all written proposals and drafts of definitive agreements provided to the Company in connection with any such Acquisition Proposal or inquiry.  After initial notice to Parent in accordance with this Section 6.4(c) of a Third Party making an Acquisition Proposal, if requested by Parent, the Company shall engage in good faith negotiations with Parent for ninety-six (96) hours after that notice is given to amend this Agreement in such a manner that such Acquisition Proposal would not be a Superior Proposal.  If, subsequent to such initial notice, there is a change in price or form of consideration to such Acquisition Proposal, then the Company shall notify Parent of such change and shall engage in good faith negotiations with Parent for ninety-six (96) hours after notice of that change is given to Parent to amend this Agreement in such a manner that such Acquisition Proposal would not be a Superior Proposal.  The Company shall provide Parent with at least two (2) Business Days prior notice (or such lesser prior notice as provided to the members of Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Proposal.

Section 6.5       Access to Information.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, and subject to the Confidentiality Agreement, upon reasonable advance notice, the Company shall (i) give to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of outside counsel, violate any agreement to which the Company or any of its Subsidiaries is a party, or (C) such disclosure would, based on the advice of outside counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information.  Any request for access or information pursuant to this Section 6.5 shall be directed to any of the persons listed on Section 6.5 of the Company Disclosure Schedule and any investigation pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.6       Notice of Certain Events.  Each of the Company and Parent shall promptly notify the other if it obtains knowledge of any of the following:

(i)           any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)           any Proceeding commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15 or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)           any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(d) not to be satisfied; and

(v)           any failure of the Company to comply with or satisfy any covenant contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the condition set forth in Section 9.3(b) not to be satisfied.

Section 6.7       Termination of 401(k) Plan.  Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Closing Date, the Company Board shall authorize the termination of the Company’s 401(k) plan effective on the Closing Date.  The Company shall provide Parent evidence that such resolutions to terminate the Company 401(k) plan have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable.  The form and substance of such resolutions shall be subject to review and approval of Parent (which approval shall not be unreasonably withheld).  Immediately prior to such termination, the Company shall make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of the Company 401(k)

plan, (ii) for elective deferrals made pursuant to the Company 401(k) plan for the period prior to termination and (iii) for employer matching contributions (if any) for the period prior to termination.  The Company shall also take such other actions in furtherance of terminating the Company’s 401(k) Plan as Parent may reasonably require.

Section 6.8       FIRPTA Certificate.  The Company shall make a determination as to the classification as to whether the Company Shares are “United States real property interests” within the meaning of Section 897 of the Code and provided that the Company determines that the Company Shares are not “United States real property interest” shares, the Company shall deliver to Parent a certification to that effect dated not more than thirty (30) days prior to the Effective Time.

Section 6.9       Director Resignations.  The Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors of the Company, and each of its Subsidiaries that will be effective as of immediately prior to the Effective Time; provided, that such resignation shall not affect any change of control rights or other benefits to which such directors may be entitled to and shall not change such directors’ status, if applicable, as an employee of the Company or any of its Subsidiaries.

ARTICLE VII

COVENANTS OF PARENT

Parent agrees that:

Section 7.1       Director and Officer Liability.

(a)        All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in the Company Charter Documents (or comparable organizational documents as in effect on the date of this Agreement) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date hereof (the “Indemnification Agreements”) shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with and honor the foregoing obligations.  Without limiting the generality or effect of the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respect the obligations of the Company and its Subsidiaries to the Indemnified Persons pursuant to (x)  any Indemnification Agreement and (y) indemnification, expense advancement and exculpation provisions set forth in the Company Charter Documents or other charter or organizational documents of the Company or any of its Subsidiaries, in each instance as in effect on the date of this Agreement and subject to Applicable Law.

(b)        Prior to the Effective time, the Company shall purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’

 liability insurance policy for six (6) years after the Effective Time on terms with respect to coverage and amount not to exceed the amount set forth in Section 7.1(b) of the Company Disclosure Schedule and with an aggregate premium not to exceed three hundred percent (300%) of the amount per annum the Company paid in respect of its last annual policy period.

(c)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1 as applicable.

(d)        The rights of each Indemnified Person under this Section 7.1 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.  The obligations of Parent and the Surviving Corporation under this Section 7.1 shall not be terminated or modified in such manner as to adversely affect any Indemnified Person to whom this Section 7.1 applies, without the consent of such Indemnified Person.

Section 7.2       Employee Matters.

(a)        Parent shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Company or any of its Subsidiaries (the “Continuing Employees”), (i) through December 31, 2008, compensation (including base salary and bonus) that shall not be any less favorable than the compensation and benefits provided by the Company or any of its Subsidiaries to the Continuing Employees immediately prior to the date of the Agreement and (ii) through December 31, 2009, employee benefits that in the aggregate are not less favorable than the benefits provided by the Company or the applicable Subsidiary to the Continuing Employees immediately prior to the date of this Agreement.  Nothing herein shall be deemed to be a guarantee of employment following the Closing Date for any employee of the Company or any of its Subsidiaries, other than as provided in any applicable employment agreement or other Contract.

(b)        Parent shall (i) waive, or shall cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Company or any Subsidiary that a Continuing Employee is eligible to participate in following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing under the analogous Company Employee Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Employee Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Closing with the Company and any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits, and vacation accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Employee Plan in which such Continuing Employee participated immediately prior to the Closing; provided, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c)        From and after the Closing, except as otherwise agreed in writing between Parent and a Company employee, and subject to the provisions of this Agreement, including Section 7.2(a) above, Parent shall honor and shall cause to be honored, in accordance with its terms, (i) each existing employment, change in control, severance, or other termination protection plan, policy or practice of or between the Company or any of its Subsidiaries and any officer, director or employee, including, but not limited to, the Company’s standard severance practice of one (1) week of severance for each year (including partial years) of employment for employees not subject to a severance agreement or other termination protection provisions contained in any Contract and who are terminated without cause (with a minimum of three months of severance for vice president-level employees, two months of severance for director-level employees and one month of severance for all other employees), (ii) all obligations in effect as of the Closing under any bonus or bonus deferral plans, programs or agreements of the Company or any of its Subsidiaries and (iii) all obligations in effect as of the Closing pursuant to any retention and equity-based plans, programs or agreements, and all vested and accrued benefits under any Company Employee Plan, in each case, provided that such arrangement or obligation has been disclosed to Parent in Section 4.16 of the Company Disclosure Schedule as of the date hereof, and the Company has provided to Parent a complete and accurate copy of the applicable Company Employee Plan.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.1       Reasonable Best Efforts.

(a)        Prior to the Closing, Parent, Merger Sub and the Company shall use their respective commercially reasonable best efforts to (x) take, or cause to be taken, actions, and (y) do, or cause to be done, things necessary, proper or advisable under any Applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable best efforts in (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement, (ii) obtaining (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Third Party, including any Governmental Authority (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  Additionally, each of Parent and the Company shall use commercially reasonable best efforts not to take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing.

(b)        Prior to the Closing, each party shall promptly consult with the other parties to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with, a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.  Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.  If any party to this Agreement or any Affiliate of such party receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.

(c)        The Company and Parent shall use commercially reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Authority in connection with antitrust matters.

(d)        Each of Parent and the Company shall use commercially reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e)        Company and Parent shall cooperate with respect to the preparation and submission as promptly as practicable following the date of this Agreement, of a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to the Committee on Foreign Investment in the United States (including any successor or replacement, “CFIUS”) under Exon-Florio with regard to the transactions contemplated by this Agreement.  The parties shall promptly provide each other with all information necessary to complete preparation and submission of the Joint Filing, to respond to any inquiries from CFIUS or any other interested Governmental Authority and use commercially reasonable best efforts to take all steps necessary to secure the approval of CFIUS of the transactions contemplated hereby as promptly as practicable (“CFIUS Approval”).  Without limiting the foregoing, the requirement of Parent to use its commercially reasonable best efforts to obtain the CFIUS Approval shall include negotiating and entering into one or more mitigation agreements with a federal Governmental Authority, provided that such mitigation agreements would not result in a Company Material Adverse Effect.

(f)         Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Affiliates to (i) litigate with any Governmental Authority, (ii) divest any material business or assets or any of the shares of the Company or any of its Subsidiaries, (iii) divest, hold separate or otherwise accept limitations on ownership or control by Parent or any of its Affiliates of any of their respective existing businesses, assets or properties or on the operation of the business of Parent or any of its Affiliates (other than the Company) or (iv) agree that a majority of the directors of Parent, any of its Affiliates or of the Company or any of its Subsidiaries be residents or citizens of the United States.

Section 8.2       Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

Section 8.3       Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1       Conditions to the Obligations of Each Party.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)        Stockholder Approval.  The Stockholder Approval shall have been obtained in compliance with Delaware Law, the Company Charter Documents and the rules of Nasdaq, each as in effect on the date of such approval.

(b)        No Injunctions or Restraints; Illegality.  No temporary restraining, preliminary, permanent or other Order issued by any Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger.

(c)        Governmental Authorizations.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.  (ii) The period of time for any applicable review process under Exon-Florio shall have expired, and the President of the United States shall not have taken action to prevent the consummation of the Merger or the transactions contemplated hereby.

Section 9.2       Additional Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)        Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to individually or in the aggregate prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b)       Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

Section 9.3      Additional Conditions to the Obligations of the Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)        Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct only as of such date), in each case, except (other than the representations and warranties of the Company contained in Section 4.5(a), which shall be true and correct in all material respects and Section 4.2 which shall be true and correct in all respects) where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and

Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b)        Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c)        No Litigation.  No Proceeding brought by any Governmental Authority of competent jurisdiction seeking to prevent the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent or Merger Sub after the Merger be pending, except as permitted, required or contemplated by this Agreement.

(d)        Material Adverse Effect.  No event has occurred or circumstance shall have come into existence and be continuing, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE X

TERMINATION

Section 10.1     Termination.  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Stockholder Meeting), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company if the Merger shall not have been consummated by October 31, 2008 (the “End Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the End Date;

(c)        by either Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final Order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used commercially reasonable efforts to prevent the occurrence of and to remove such Order;

(d)        by either Parent or the Company if at the Stockholders Meeting, the Stockholder Approval shall not have been obtained; provided, that, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to either party whose willful failure to fulfill any material obligation under this Agreement has been the principal cause of the failure to obtain Stockholder Approval;

(e)        by the Company, upon an Adverse Recommendation Change in response to a Superior Proposal effected by the Company Board in compliance with Section 6.4 and concurrently with payment to Parent by the Company of all amounts due pursuant to Section 11.4 of this Agreement in accordance with the terms specified therein;

(f)         by Parent (at any time prior to the adoption of this Agreement by the Stockholder Approval) if a Triggering Event with respect to the Company shall have occurred.  For the purposes of this Agreement, a “Triggering Event”, with respect to the Company, shall be deemed to have occurred if (i) the Company Board or any committee thereof shall for any reason have made an Adverse Recommendation Change and it has not been withdrawn as of the time of the termination of this Agreement pursuant to this Section 10.1(f), or (ii) a tender or exchange offer for all of the Company’s outstanding securities shall have been formally commenced by a Third Party, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten (10) Business Days after such tender or exchange offer is formally commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

(g)        by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.3(a) or 9.3(b) not to be satisfied, and (ii) (A) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent or (B) by its nature or timing cannot reasonably be cured by the End Date.

(h)        by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.2(a) or 9.2(b) not to be satisfied, and (ii) (A) shall not have been cured within twenty (20) Business Days following receipt by Parent of written notice of such breach or failure to perform from the Company or (B) by its nature or timing cannot reasonably be cured by the End Date.

Section 10.2     Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided, that if such termination shall result from the willful and material failure of any party (i) to fulfill a condition to the performance of the obligations of any other party, or (ii) to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure.  The provisions of this Section 10.2 and Sections 11.4, 11.6(b), 11.7, 11.8 and 11.9 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.1.

ARTICLE XI

MISCELLANEOUS

Section 11.1     Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission but excluding electronic mail) and shall be given,

if to Parent or Merger Sub, to:
Axway Inc.
8388 East Hartford Drive, Suite 100
Scottsdale, AZ 85255
Attention:	Christophe Fabre
Facsimile No.:	(480) 627-8758
with a copy to (which shall not constitute notice) to:
Sopra Group SA
9 bis rue de Presbourg
Paris 76116 France
Attention:	Yvane Bernard-Hulin Directeur Juridique
Facsimile No.:	33 1 40 67 29 24

and

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention:	Amy Elizabeth Paye
Facsimile No.:	(650) 324-0638
if to the Company, to:
Tumbleweed Communications Corp.
700 Saginaw Drive
Redwood City, CA 94063
Attention:	General Counsel
Facsimile No.:	(650) 216-2167
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA 94301
Attention:	Gregory C. Smith
Facsimile No.:	(650) 470-4570

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed duly delivered prior to 5:00 p.m. in the place of delivery (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile.

Section 11.2     Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  The covenants of Parent and Surviving Corporation in this Agreement shall survive the Effective Time.

Section 11.3     Amendments and Waivers.

(a)        Except as set forth in Section 7.1(d), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.4     Expenses.

(a)        Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that the Company and Parent shall share equally all filing fees payable pursuant to a CFIUS review, the HSR Act or any Foreign Competition Law.

(b)        If this Agreement is terminated pursuant to Section 10.1(d) or Section 10.1(f) and after the date of this Agreement but prior to such termination (i) an Acquisition Proposal has been publicly disclosed and not publicly withdrawn and (ii) within twelve (12) months of such termination the Company shall have entered into any binding, definitive written Contract for any Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent), within one (1) Business Day of the execution of such Contract, a fee in an amount equal to $4,500,000 (the “Breakup Fee”).  For purposes of this Section 11.4, each reference to fifteen percent (15%) or eighty-five percent (85%), respectively, in the definition of “Acquisition Proposal” shall be deemed to be fifty percent (50%).

(c)        If this Agreement is terminated pursuant to Section 10.1(e), then the Company shall pay to Parent (by wire transfer of immediately available funds to an account designated by Parent), within one (1) Business Day of such termination by Parent, the Breakup Fee.

(d)        In no event shall the Company have to pay more than one Breakup Fee.  Except as provided in Section 10.2 hereof, payment of the Breakup Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates under this Agreement.

(e)        The Company acknowledges that (i) the agreements contained in Section 11.4(b) and Section 11.4(c) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the Breakup Fee is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the Breakup Fee pursuant to Section 11.4(b) and / or Section 11.4(c), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Breakup Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 11.4(b) and / or Section 11.4(c) at the prime lending rate as reported in The Wall Street Journal, plus two percent (2%), on the date such Breakup Fee was required to be paid hereunder.

Section 11.5     Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) are reasonably apparent.

Section 11.6     Binding Effect; Benefit; Assignment.

(a)        The provisions of this Agreement shall be binding upon and, except as provided in Section 7.1, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 7.1, no provision of this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder.

Section 11.7    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.8     Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

Section 11.9     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11   Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.12  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

AXWAY INC.

By:
Name:
Title:

TORNADO ACQUISITION CORP.

By:
Name:
Title

TUMBLEWEED COMMUNICATIONS CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

AGREEMENT OF GUARANTEE

This Agreement of Guarantee (this “Agreement”) dated June 5, 2008 between Sopra Group SA, a corporation organized under the laws of France (“S Group”) and Tumbleweed Communications Corp., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, by and among the Company, Axway Inc., a Delaware corporation (“Parent”) which is a wholly owned subsidiary of Axway Software SA, a corporation organized under the laws of France, which is a wholly owned subsidiary of Sopra, and Tornado Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

WHEREAS the Board of Directors of each of Sopra, Parent, Merger Sub and the Company deems it advisable and in the best interests of such corporation and its respective stockholders that Parent acquire the Company on the terms and conditions set forth in the Merger Agreement; and

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement of Company’s willingness to enter into the Merger Agreement, Sopra is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Sopra agrees as follows:

Section 1.1  Guarantee.  Sopra guarantees each and every representation and warranty of Parent and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Sub, such guarantee shall be deemed made to the knowledge of Sopra), and the full and timely performance of their respective obligations under the provisions of the Merger Agreement subject to the terms of the Merger Agreement.  This is a guarantee of payment and performance, and not of collection, and Sopra acknowledges and agrees that this guarantee is unconditional.

Section 1.2   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 1.3   Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 1.4 hereof shall be deemed effective service of process on such party.

Section 1.4     Notice.  All notices, requests and other communications to any party hereunder shall be in writing (excluding facsimile transmission and electronic mail) and shall be given,

if to Sopra, to:

Sopra Group SA
9 bis rue de Presbourg
Paris 76116 France
Attention:              Yvane Bernard-Hulin
Directeur Juridique

with a copy to (which shall not constitute notice) to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA  94025
Attention:              Amy Elizabeth Paye
Facsimile No.:       (650) 324-0638

if to the Company, to:

Tumbleweed Communications Corp.
700 Saginaw Drive
Redwood City, CA  94063
Attention:              General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA  94301
Attention:              Gregory C. Smith
Facsimile No.:       (650) 470-4570

or to such other address as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed duly delivered prior to 5:00 p.m. in the place of delivery on the date of confirmation of receipt.  The notice shall be sent, fees prepaid, via a reputable international overnight courier service.

Section 1.5     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.6     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Guarantee to be duly executed by their respective authorized officers as of the day and year first written above.

SOPRA GROUP SA

By: _______________________________
Name:
Title:

TUMBLEWEED COMMUNICATIONS CORP.

By: _______________________________
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT OF GUARANTEE]

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into effective as of June 5, 2008, by and between Axway Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (collectively referred to herein as “Stockholder”) of Tumbleweed Communications Corp., a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into that certain Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Parent, Tornado Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent.

WHEREAS, Stockholder understands and acknowledges that the Company and Parent are entitled to rely on:  (i) the truth and accuracy of Stockholder’s representations contained herein; and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Restrictions on Shares.  Subject to the terms and conditions herein and in the Merger Agreement:

(a)           Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Shares (as defined in Section 4(a) below) or any New Shares (as defined in Section 1(d) below), or make any offer or enter into any agreement or binding arrangement or commitment or other Contract providing for any of the foregoing, at any time prior to the Expiration Time (as defined below); provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise any Company Options held by Stockholder; provided, further, that Stockholder may transfer Shares and New Shares:  (i) to any member of Stockholder’s immediate family; (ii) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; (iii) in connection with or for the purpose of personal tax-planning; or (iv) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided, however, that any transfer referred to in this section shall be permitted only if, as a precondition to such transfer, the transferee agrees to be bound by the terms and conditions of this Agreement; provided further however, that Stockholder may sell up to 60,000 Shares or New Shares in accordance with Stockholder’s Rule 10b5-1 Trading Plan as in effect as of January 1, 2008, a copy of which has previously been provided to Parent.  As used herein, the term “Expiration Time” shall mean the earliest to occur of:  (A) the Effective Time; (B) the valid termination of the Merger Agreement in accordance with its terms; (C) the written agreement of the parties hereto to terminate this Agreement; or (D) the date of:  (1) any change or amendment to the material terms of the Merger Agreement (including a waiver or forbearance by the parties to the Merger Agreement that has the effect of a change or amendment) that adversely effects the Stockholder or the Stockholder’s interest in the Shares or New Shares (excluding, for sake of clarity, any amendment to the terms of the Merger Agreement with the effect of extending the End Date); or (2) any change or amendment of the Merger Agreement (including a waiver or forbearance by the parties to the Merger Agreement that has the effect of a change or amendment) that results in a decrease in the Merger Consideration or that results in a change in the form of consideration to be paid by Parent in the Merger.

(b)           At all times commencing with the execution and delivery of this Agreement until the Expiration Time, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares or any New Shares, deposit any of the Shares or any New Shares into a voting trust, or enter into a voting agreement (other than this Agreement) or similar binding arrangement or commitment with respect to any of the Shares or any New Shares, in each case in a manner which is inconsistent with the terms hereof.

(c)           Stockholder shall not, directly or indirectly, take any action (other than any action of Stockholder in the exercise of Stockholder’s fiduciary or other duties to the Company and its Stockholders, to the extent any such duties shall exist), between the date hereof and the Expiration Time, that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing Stockholder from performing his or her obligations under this Agreement.

(d)           Any shares of Company Common Stock or other voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires or exercises voting rights after the date of this Agreement and prior to the Expiration Time, including pursuant to the exercise of Company Options and Other Rights (as defined in the Section 4(b) below) (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.         Agreement to Vote Shares.

(a)           Prior to the Expiration Time and except as otherwise contemplated by Section 2(b) below, at every meeting of the Stockholders of the Company called and at every adjournment or postponement thereof, and in any written action by consent of Stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall vote, to the extent not voted by the person(s) appointed pursuant to Section 3 of this Agreement, the Shares

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and any New Shares:  (i) in favor of approval of the principal terms of the Merger and any matter that is reasonably necessary to facilitate the Merger; and (ii) against any Acquisition Proposal and any other action that would reasonably be expected to frustrate, delay, postpone, prevent or adversely affect the Merger.

(b)           Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from:  (i) acting in Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a Stockholder of the Company; or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a).

3.         Grant of Irrevocable Proxy.  In order to secure the performance by Stockholder of Stockholder’s obligations under this Agreement, until the Expiration Time, Stockholder hereby irrevocably (or to the fullest extent permitted by Applicable Laws) appoints the Board of Directors of Parent or any other designee of Parent, as Stockholder’s sole and exclusive attorneys-in-fact and proxies, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent Stockholder is entitled to do so) with respect to the Shares and any New Shares in accordance with Section 2 of this Agreement, but subject to the terms of Section 2(b).  The proxies and powers of attorney granted pursuant to this Section 3 by Stockholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall terminate upon the Expiration Time.  Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Shares or any New Shares inconsistent with the terms of Section 2 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any Shares or any New Shares inconsistent with the terms of Section 2 until after the Expiration Time.

4.         Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

(a)           Stockholder is the beneficial or record owner of, and has the voting power over, that number of shares of Company Common Stock and restricted shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares” provided that any Shares subsequently transferred as permitted in and accordance with Section 1(a) above shall from and after such transfer cease to be Shares).  The Shares are free of any encumbrance that would materially and adversely affect Stockholder’s ability to exercise his or her voting power as provided in Section 2, grant the proxy pursuant to Section 3, or otherwise complying with the terms hereof.  No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws).  The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not

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exercise voting power over, any other outstanding shares of capital stock of the Company.  No person that is not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares.

(b)           Stockholder is the legal and beneficial owner of the number of options to purchase shares of Company Common Stock set forth on the signature page hereto (collectively, the “Company Options and Other Rights”).  The Company Options and Other Rights are free of any encumbrance that would materially and adversely affect Stockholder’s ability to exercise his or her voting powers as provided in Section 2, grant the proxy pursuant to Section 3, or otherwise comply with the terms hereof.

(c)           Stockholder has all requisite power, capacity and authority to enter into this Agreement and, with respect to Shares not transferred pursuant to and accordance with Section 1(a), to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d)           The execution, delivery and performance by Stockholder of this Agreement will not:  (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which Stockholder is a party or by which any of such Stockholder’s assets is bound; or (ii) violate any Order or Applicable Laws applicable to Stockholder or any of such Stockholder’s assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, materially and adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement.

5.         Consent and Waiver; Termination of Existing Agreements.  Stockholder hereby agrees, between the date hereof and the Expiration Time, to give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument or other Contract to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the Company’s Certificate of Incorporation or Bylaws, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise).  Without limiting the generality or effect of the foregoing, Stockholder shall not, between the date hereof and the Expiration Time, contest or object to the execution and delivery of the Merger Agreement, the Board of Directors of the Company actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, and shall not seek damages or other legal or equitable relief in connection therewith.  Unless the Expiration Time shall have occurred by reason of the occurrence of the events contemplated by clause (D) of the definition of thereof and this Agreement shall be terminated prior to the Effective Time, from and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the

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conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6.         Confidentiality.  Except as required by Applicable Laws or as otherwise permitted pursuant to the terms of the Merger Agreement or the Confidentiality Agreement, Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed the Merger.  Neither the Stockholder, nor any of his or her affiliates (other than the Company, whose actions shall be governed by the Merger Agreement and the Confidentiality Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by Applicable Laws or by any listing agreement with, or the policies of Nasdaq in which circumstance such announcing party shall make reasonable efforts to consult with Parent to the extent practicable.

7.         Dissenters’ Rights.  Stockholder agrees not to exercise, between the date hereof and the Expiration Time, any rights of appraisal or any dissenters’ rights that Stockholder may have or could potentially have or acquire (whether under Applicable Laws or otherwise) in connection with the Merger.

8.         Miscellaneous.

(a)           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission but excluding electronic mail) and shall be given:

(i)      if to Parent, to:

Axway Inc.
8388 East Hartford Drive, Suite 100
Scottsdale, AZ 85255
Attention:  Christophe Fabre
Facsimile No.:  (480) 627-8758

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA  94025
Attention:  Amy Elizabeth Paye
Facsimile No.:  (650) 324-0638

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(ii)   if to Stockholder, to the address set forth for the Stockholder on the signature page hereof, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA  94301
Attention:  Gregory C. Smith
Facsimile No.:  (650) 470-4570

with a copy (which shall not constitute notice) to:

Tumbleweed Communications Corp.
700 Saginaw Drive
Redwood City, CA  94063
Attention:  General Counsel
Facsimile No.:  (650) 216-2167

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed duly delivered prior to 5:00 p.m. in the place of delivery:  (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service; or (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile.

(b)           Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written.  Unless the context of this Agreement otherwise requires:  (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof”, “herein”, “hereunder” and derivative or similar words refer to this entire Agreement.

(c)           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

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(d)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e)           Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the proxy):  (i) constitute an inducement and condition to entering into the Merger Agreement; (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder.  Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void.  This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any affiliate of Parent without the consent of or any action by Stockholder upon notice by Parent to Stockholder as herein provided.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned pursuant to Section 1(a) hereof).  All authority conferred herein shall survive the death or incapacity of the Stockholder and in the event of Stockholder’s death or incapacity, any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

(f)           Additional Documents.  Stockholder shall, between the date hereof and the Expiration Time, execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent upon advice of counsel, to carry out the purpose and intent of this Agreement.

(g)           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h)           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

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(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the State Courts of the State of Delaware and the Federal district court of the United States of America located within the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such a State Court in the State of Delaware or such Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8(a) or in such other manner as may be permitted by Applicable Laws, shall be valid and sufficient service thereof.

(j)           Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k)           Amendment.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(l)           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or any of its affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares.  All rights, ownership and economic benefits of or relating to the Shares and New Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to Stockholder in the voting of any of the Shares or New Shares, except as otherwise provided herein and in the Merger Agreement.

(m)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

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PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this VOTING AGREEMENT AND IRREVOCABLE PROXY to be executed as of the date first above written.

AXWAY INC.

By:
Name:
Title:

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Fax Number)

(Print Telephone Number)

Shares owned beneficially or of record by the Stockholder, or over which the Stockholder exercises voting power on the date hereof:

shares of Company Common Stock

shares of Company Options

shares of Company Restricted Shares

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